Exhibit 10.49

VENETIAN HOTEL SERVICE AGREEMENT

        Agreement made as of June 28, 2001 by and between Venetian Hotel ("Venetian") and the Interface Group-Nevada, Inc. dba Sands Expo and Convention Center ("SECC").

        WHEREAS, SECC is in the business of licensing the use of the SECC to trade show and public show producers, associations, event organizers, and other ("Hall Users"), and

        WHEREAS, SECC is in the business of providing the following services ("said services") on its own account to trade show and other customers in the SECC:

    Custodial Labor (Booth Cleaning & Public Space Cleaning)
    Plant and Floral (Rental or Purchase)
    Custom Signage and Graphic Imaging
    Staging, Lighting and Rigging
    Video Signal Distribution
    Internet Access
    Audio Visual Equipment Rental
    Telecommunications Services
    Electrical Power Distribution and Plumbing

        WHEREAS, Venetian has asked SECC to be the exclusive provider of "Said Services" to Venetian customers in the Venetian's Hall D, Meeting Rooms and Ballrooms as noted below:

	Hall D	Meeting Room and Ballrooms
Custodial Labor (Booth Cleaning & Public Space Cleaning)	X
Plant and Floral (Rental or Purchase)	X	X
Custom Signage and Graphic Imaging	X	X
Staging, Lighting and Rigging	X	X
Video Signal Distribution	X	X
Internet Access	X	X
Audio Visual Equipment Rental	X	X
Telecommunications Services	X	X
Electrical Power Distribution and Plumbing	X	X

        WHEREAS, SECC is willing to continue to provide the "Said Services" on certain terms and conditions,

        NOW, THEREFORE, it is agreed as follows:

1.
Venetian hereby appoints SECC and SECC accepts such appointment to be the exclusive supplier of "Said Services" at the SECC to all Venetian customers. For the purposes hereof, "Said Services" shall mean the provision of those materials, equipment and labor, whether sold or rented, necessary for the delivery of "Said Services" to Venetian customers in the above noted Venetian locations. For the purposes hereof, Venetian customers shall mean those that utilize all or a portion of either Hall "D", the Venetian Ballroom, the Palazzo Ballroom, or the new meeting room complex within the Venetian. Venetian reserves the exclusive, right to charge their customers actual charges or a set fee in lieu thereof.

2.
SECC agrees that all "Said Services", materials and labor shall be delivered in a good and workmanlike manner in compliance with all health and building codes and standards of all appropriate governmental authorities.

3.
SECC agrees that its schedule of charges for "Said Services" shall be uniform for all Venetian customers for any single event within the Venetian's stated locations and that such schedule shall reflect pricing which is reasonable competitive with that charges by other providers of similar services for similar events in other similar facilities in Las Vegas.

4.
SECC agrees to pay the Venetian a services license fee equal to a fixed percentage of the fees and charges due SECC for providing the above noted "Said Services" at the Center. The SECC agrees to pay the Venetian 50% net revenue after all direct expenses paid to deliver these services.

5.
The SECC shall set payment terms, make creditor decisions and collect all payments on account of services provided. At the SECC's request the Venetian shall provide the SECC with any credit information the Venetian may have on any customer. In collecting overdue or unpaid accounts the SECC shall employ the standard collection practices utilized in its regular business activities. Accounts deemed uncollectible shall be written off and such write-offs shall be noted and included in the accounting provided to the Venetian. In any instance where the SECC declines to provide said services to a hall user and/or exhibitor because of a credit risk and service is nevertheless requested by the Venetian in writing or a Venetian representative approves a work order by way of signature to provide such service, the Venetian shall guarantee to SECC payment of its normal net fees if not paid by the Venetian customer, which in this case would be 50% of the amount deemed uncollectable.

6.
The SECC shall provide the Venetian, within 30 days of the last day of move out of each Event, with a list of its' revenue and expense summary for "Said Services" and the SECC shall pay the Venetian the appropriate services fee as set forth in Paragraph 4. Any fee not paid when due shall bear interest at the rate of 18% per annum. The Venetian reserves the right to audit relevant books and records of the SECC to verify the gross billings list. Such audits will not be conducted more frequently than once a month. All invoices and records shall be maintained for a minimum of two years.

7.
DEFAULT: The occurrence of any of the following shall be considered an "Event of Default":

1.
The SECC shall fail to pay in full and when due any license fee required hereunder;

2.
The SECC shall fail to provide evidence of insurance as required by Paragraph 8;

3.
The SECC shall fail to obtain or pay for any and all necessary permits and licenses, or be found in violation of any building or electrical code;

4.
Any other default or breach of any covenant or agreement contained herein;

5.
The SECC shall make an assignment for the benefit of creditors or shall file a voluntary petition in bankruptcy or shall be adjudicated bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, re-adjustment, liquidation, dissolution or similar relief for itself under any present or future Federal, State or other statute, law or regulation for the relief of debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of SECC or of all or any substantial part of its properties, or shall admit in writing its inability to pay its debts generally as they become due;

6.
A petition shall be filed against the SECC in bankruptcy or under any other law seeking any reorganization, arrangement, composition, re-adjustment, liquidation, dissolution, or similar relief.

        If a default occurs under subparagraphs A through F above, and such default continues for fifteen (15) days after notice of default from the Venetian, then, at the Venetian's option, this Agreement shall terminate. In either event, such termination shall in no way effect the SECC's continuing liability for license fee payments due prior to the date of termination.

8.
INSURANCE

(A)
Thirty (30) days prior to the provision of "Said Services" pursuant to this Agreement, the SECC shall provide and keep in force the following insurance in addition to any other insurance the Venetian may deem necessary or desirable:

(i)
Worker's compensation insurance in accordance with Nevada Law covering Licensees' employees.

(ii)
Employer's Liability insurance for Nevada operations in an amount of One Million Dollars ($1,000,000) per occurrence.

(iii)
Commercial General Liability insurance including products and completed operations, blanket contractual liability and personal injury coverage with limits of Liability of Five Million Dollars ($5,000,000) in any one occurrence naming SECC and Owner, their directors, officers, and employees, as additional insures.

            All insurance required shall be issued by companies Authorized to do business in the State of Nevada and reasonably acceptable to the Venetian. The SECC shall deliver to the Venetian at least thirty (15) days prior to the first day in which services are to be provided hereunder, a Certificate of Insurance and/or separate certificates for Nevada's Workers Compensation. All required insurance policies shall provide that (i) the insurance carrier shall give written notice by certified mail, return receipt requested, to the Venetian at least thirty (15) days prior to any material change in, or cancellation or non-renewal of the policy. Failure to provide such certificates or policies within the period specified shall constitute a breach by SECC of its obligations under this Agreement.

  (B)
  The SECC shall obtain and maintain insurance policies on all personal property owned, leased, or hired by the SECC during the term of the Agreement. Such policies shall provide replacement cost coverage for "all risks", including earthquake, flood, fire and theft, subject to reasonable deductibles.

9.
INDEMNIFICATION AND HOLD HARMLESS AGREEMENT: The SECC hereby releases and discharges and indemnifies and agrees to keep indemnified, defend, protect and save harmless, the Venetian and Owner from any and all claims, demands, liabilities, damages, costs, losses and expenses (including reasonable attorneys' fees) for any injury to person, including death (whether they be third persons or employees of the Venetian, Owner, SECC or any third party) caused by, growing out of, or happening in connection with the provision of services by the SECC pursuant to this License Agreement or by any person or legal entity with the permission (express or implied) of the SECC. Such indemnification by the SECC shall apply unless such damage, injury or loss results from the negligence or willful misconduct of the Venetian, Owner, or their employees.

10.
WAIVER OF SUBROGATION: The SECC and the Venetian hereby waive any and all claims which either may have against the other for loss or damage to the extent of any insurance proceeds received on account of such loss or damage, and each party shall notify its insurer of the existence of this waiver provision.

11.
RULES AND REGULATIONS: The Rules and Regulations of the SECC are hereby incorporated into this Agreement by reference. Copies of such Rules and Regulations have been provided to the Venetian and the Venetian hereby acknowledges receipt thereof. The Venetian reserves the right to change such Rules and Regulations in writing from time to time and will provide the SECC with such changed Rules and Regulations. If there is at any time a conflict between the provisions of this Agreement and the Rules and Regulations, the provisions of this Agreement shall control.

12.
WAIVER: The failure of either party hereto at any time or times to require performance Of any provisions hereof shall in no manner affect its right at a later time to enforce the same provision.

  Any waiver by any party of the breach of any provision contained in this Agreement in any one or more instances shall not be deemed to be a waiver of any other breach of the same provision or any other provision contained herein.

13.
NOTICE: Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered by a customary overnight delivery service or if sent by certified or registered mail, postage prepaid, to the Venetian or the SECC, as the case may be, at the address set forth on Page 1 of this Agreement or to such other address as any party shall provide to the other party from time to time.

14.
ENTIRE AGREEMENT: This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all proposals, negotiations and understandings of any nature whatsoever. This Agreement may be changed or amended only by a written instrument duly signed by all of the parties hereto. The Venetian and SECC acknowledge that this "Said Services" Agreement is one of several agreements between them concerning the provision of services to the Venetian, and it is agreed that this Agreement is independent of any other agreement which may exist now or in the future between the SECC and the Venetian or any other affiliated entity.

15.
BINDING EFFECT: This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

16.
GOVERNING LAW: This Agreement shall be governed and construed in accordance with the laws of the State of Nevada applicable to contracts made and to be performed wholly within such State.

        IN WITNESS, WHEREOF, the parties have executed this Agreement on the date first written above.

INTERFACE GROUP - NEVADA, INC dba SANDS EXPO & CONVENTION CENTER		VENETIAN CASINO RESORT, LLC
By:	/s/ HARRY MILTENBERGER	By:	/s/ HARRY MILTENBERGER
Title:	Secretary	Title:	Secretary